EXHIBIT 15

Deloitte & Touche LLP
50 Fremont Street
San Francisco, California 94105-2230

Tel: (415) 783-4000
Fax: (415) 783-4329
www.deloitte.com

Deloitte & Touche

September 9, 2002

The Gap, Inc.
Two Folsom Street
San Francisco, California 94105

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. and subsidiaries for the periods ended August 3, 2002 and August 4, 2001, as indicated in our report dated August 21, 2002; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended August 3, 2002, is incorporated by reference in the following Registration Statements on Form S-8: No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-54688, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508, No. 333-59292, No. 333-88470, and No. 333-90414 and Registration Statement No. 333-87442 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/    DELOITTE & TOUCHE LLP

San Francisco, California